UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): February 15, 2005

NATIONAL FINANCIAL PARTNERS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-31781	13-4029115
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

787 Seventh Avenue, 11th Floor, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

(212) 301-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 15, 2005 (referred to herein as the “Commencement Date”), National Financial Partners Corp. (the “Company”) entered into an employment agreement (the “Agreement”) with Jessica M. Bibliowicz, the Chairman, President and Chief Executive Officer of the Company, that amends and restates Ms. Bibliowicz’s prior employment agreement with the Company. The employment period covered by the Agreement ends on February 15, 2008, subject to automatic one-year renewals on that date and each anniversary thereof unless notice is provided at least 90 days prior to any renewal date.

Under the Agreement, Ms. Bibliowicz is entitled to an annual base salary of $700,000, which the Company’s board of directors in its sole discretion may increase but not reduce, and an annual bonus determined in accordance with the Company’s annual bonus plan applicable to the Company’s senior executive officers. Ms. Bibliowicz’s target annual bonus will be no less than 125% of her annual base salary. Ms. Bibliowicz is also entitled to receive on the first and second anniversaries of the Commencement Date, subject to her continued employment on each such date, an award relating to the common stock of the Company (“Common Stock”), the form of such award to be determined by the Compensation Committee of the Company’s board of directors. Each such award will have a fair market value on the date of grant no less than the grant date fair market value of the 36,435 restricted stock units the Company granted to Ms. Bibliowicz on December 16, 2004 and will vest in three equal annual installments, subject to her continued employment. The Company is also obligated to grant Ms. Bibliowicz an award of 50,000 restricted shares of Common Stock or 50,000 restricted stock units, in the discretion of the Company, on or as soon as practicable after the Commencement Date and, subject to her continued employment as of each such date, on each of the first and second anniversaries of the Commencement Date, each such grant to vest in full on the tenth anniversary of the date of grant, subject to her continued employment (the grants described in this sentence are referred to herein as the “Restricted Stock Grants”).

In the event Ms. Bibliowicz’s employment is terminated due to her death or “Disability,” as defined in the Agreement, she (or her estate or beneficiaries, as applicable) will be entitled to: (i) her annual base salary through the date of death or Disability and other amounts earned, accrued or owing but not yet paid, (ii) her annual bonus for the year in which death or Disability occurs, prorated through the date of death or termination of employment, (iii) immediate vesting of all equity awards other than the Restricted Stock Grants, with options remaining exercisable for one year, and (iv) other benefits in accordance with applicable plans and programs of the Company.

In the event the Company terminates Ms. Bibliowicz’s employment for “Cause,” as defined in the Agreement, Ms. Bibliowicz will be entitled to: (i) her annual base salary through the termination date and other amounts earned, accrued or owing but not yet paid, (ii) the continued right to exercise vested stock options granted prior to December 16, 2004 for 30 days after the termination date and (iii) other benefits in accordance with applicable plans or programs of the Company.

In the event the Agreement terminates because the Company gives notice of a non-renewal of the Agreement’s term, Ms. Bibliowicz will be entitled to immediate vesting of all equity awards other than the Restricted Stock Grants, with options remaining exercisable for 90 days.

In the event Ms. Bibliowicz’s employment is terminated without Cause, or in the event Ms. Bibliowicz will terminate her employment for “Good Reason,” as defined in the Agreement, she will be entitled to: (i) her annual base salary through the termination date and other amounts earned, accrued or owing but not yet paid, (ii) her annual base salary at the annualized rate in effect on the termination date for a period of 24 months after the termination date (the “Continuation Period”), (iii) payment of the annual bonus for the year in which such termination occurs, prorated through the termination date, based on the greater of (A) the target annual bonus award opportunity for such year and (B) the annual bonus for the prior year, (iv) payment of the annual bonus for the Continuation Period based on the greater of the amounts specified in (A) and (B) in the preceding clause, payable on a pro rata basis in equal monthly installments, (v) immediate vesting of all outstanding equity awards other than the Restricted Stock Grants, with stock options remaining exercisable for 90 days or, for stock options granted prior to December 16, 2004, during the two-year period following the Company’s initial public offering (if longer), (vi) continued

participation in all medical, dental, hospitalization, life insurance coverage and other employment benefit plans or programs until the earlier of the end of the Continuation Period and the date Ms. Bibliowicz receives equivalent coverage and benefits under the plans and programs of a subsequent employer and (vii) other benefits in accordance with applicable plans and programs of the Company. Notwithstanding the foregoing, commencement of payment of the benefits described above will be delayed until six months after such termination of employment if the delay is required to comply with Section 409A of the Internal Revenue Code.

In the event that Ms. Bibliowicz’s employment is terminated under these circumstances within 24 months after or, under certain additional circumstances, within six months prior to a “Change in Control,” as defined in the Agreement, she will be entitled to the amounts described above, except that: (i) cash severance amounts will be paid in a lump sum, (ii) the Continuation Period will be 36 months, (iii) all equity awards, including the Restricted Stock Grants, will become vested, with the options remaining exercisable for 90 days and (iv) if such termination is during the six-month period prior to a Change in Control, any equity that terminated because it was unvested will be reinstated as of immediately prior to the Change in Control and will become vested, with the options remaining exercisable for 90 days following the Change in Control. The Agreement further provides that Ms. Bibliowicz will be entitled to a “gross-up” payment in the event an excise tax under the so-called “golden parachute rules” of the Internal Revenue Code would be imposed on Ms. Bibliowicz as a result of any payment or benefit to be provided to her the Agreement or any other Company plan or program; however, the payments and benefits to which she is entitled in connection with a Change in Control shall be reduced in certain circumstances to a level at which no such excise tax would be incurred by Ms. Bibliowicz.

Under the Agreement, Ms. Bibliowicz has agreed to certain noncompetition and nonsolicitation covenants and is bound by confidentiality provisions.

The Agreement requires any dispute or controversy between the parties relating to or arising out of the Agreement to be determined by arbitration in New York, New York, except for specified claims for injunctive relief under the Agreement. If Ms. Bibliowicz prevails on any material issue in any such arbitration or court proceeding, with respect to the issue on which she prevails, the Company is obligated to bear all costs associated with such arbitration or proceeding, including reasonable attorneys’ fees and other related expenses.

A copy of the Agreement is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference. The above description of the Agreement is qualified in its entirety by reference to the Agreement. The Notice of Grant of Restricted Stock Units and Restricted Stock Unit Agreement, relating to the grant of 50,000 restricted stock units described above, are filed as Exhibit 10.2 and Exhibit 10.3, respectively, to this Current Report and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement, amended and restated as of February 15, 2005, between National Financial Partners Corp. and Jessica M. Bibliowicz

10.2	Notice of Grant of Restricted Stock Units

10.3	Restricted Stock Unit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Financial Partners Corp. Date: February 18, 2005

By:	/s/ Mark C. Biderman
Name:	Mark C. Biderman
Title:	Executive Vice President and Chief Financial Officer